Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Forms S-8 Nos. 333-227965, 333-230164, 333-236701, 333-253530, 333-262923 and 333-270098) pertaining to the Amended and Restated 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan of Allogene Therapeutics, Inc., and

(2)Registration Statement (Form S-3 No. 333-268117) of Allogene Therapeutics, Inc.;

of our report dated February 28, 2023, except for the effects of the restatement disclosed in Note 1 of the consolidated financial statements, as to which the date is March 14, 2024, with respect to the consolidated financial statements of Allogene Therapeutics, Inc. and of our report dated February 28, 2023, except for the effect of the material weakness described in the third paragraph of that report, as to which the date is March 14, 2024, with respect to the effectiveness of internal control over financial reporting of Allogene Therapeutics, Inc. included in this Amended Annual Report (Form 10-K/A) of Allogene Therapeutics, Inc. for the year ended December 31, 2022.
/s/ Ernst & Young LLP
San Mateo, California
March 14, 2024